EARNINGS PER SHARE COMPUTATIONS
                 (thousands of dollars, except per share data)

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                                                             For the Three Months
                                                                Ended March 31,
                                                             1996             1995
                                                         ------------     ------------
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Primary Earnings Per Share
Earnings available for common shares and common stock
   equivalent shares deemed
   to have a dilutive effect:
   Earnings from operations .........................    $     11,566            9,925
   Provision for cash dividends on preferred
      stock (Series B) ..............................          (1,060)          (1,189)
                                                         ------------     ------------
Net earnings available for common shares
   and common stock equivalent shares deemed
   to have a dilutive effect ........................    $     10,506            8,736
                                                         ------------     ------------

Primary earnings per share ..........................    $       0.77             0.62
                                                         ------------     ------------

Shares Used in Computation
Weighted average common shares outstanding
   (net of treasury shares) .........................      13,523,012       14,057,952
Common stock equivalents ............................         184,422          129,491
                                                         ------------     ------------

Total common shares and common stock
   equivalent shares deemed to have a dilutive
   effect ...........................................      13,707,434       14,187,443
                                                         ------------     ------------

Fully Diluted Earnings Per Share
Net earnings available for common shares
   and common stock equivalent shares deemed
   to have a dilutive effect ........................          11,566            9,925
                                                         ------------     ------------

Fully diluted earnings per share ....................            0.74             0.61
                                                         ------------     ------------

Shares Used in Computation
Total common shares and common stock
   equivalent shares deemed to have a dilutive
   effect ...........................................      13,707,434       14,187,443
Additional potentially dilutive securities
  (equivalent in common stock):
      Convertible preferred stock (Series B) ........       1,959,268        2,194,315
      Stock options .................................          13,688               --
                                                         ------------     ------------
          Total .....................................      15,680,390       16,381,758
                                                         ------------     ------------

Summary of Cash Dividends Declared Per Share
Preferred-Series B ..................................             .42              .42
Common ..............................................             .30              .28
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